Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS
 The following unaudited pro forma condensed consolidated combined financial statements give effect to (1) Penn National Gaming, Inc.’s (“Penn” or “the Company”) acquisition of Pinnacle Entertainment, Inc. (“Pinnacle”) (defined herein as the “Pinnacle Merger”), which closed on October 15, 2018, inclusive of (i) the divestiture of the membership interests of certain Pinnacle subsidiaries which operated the casinos known as Ameristar Casino St. Charles, Ameristar Casino Kansas City, Belterra Resort, and Belterra Park to Boyd Gaming Corporation (defined herein as the “Boyd Divestitures”), (ii) the sale of Penn’s Plainridge Park Casino real estate assets to Gaming and Leisure Properties Inc. (NYSE: GLPI) (“GLPI”) and subsequent leaseback to a Penn subsidiary (the “Plainridge Park Sale-Leaseback”), and (iii) Penn’s financing obligation to GLPI related to the Plainridge Park Sale-Leaseback assumed to be completed simultaneously with the Pinnacle Merger of which the effects of the sale-leaseback is included within these unaudited pro forma condensed consolidated combined financial statements; and (2) Penn’s acquisition of the operations of the Greektown Casino-Hotel (“Greektown”) (defined herein as the “Greektown Acquisition”), which closed on May 23, 2019. The Pinnacle Merger and the Greektown Acquisition are defined herein together as the “transactions.”
Pursuant to a transaction agreement, a wholly-owned subsidiary of Penn acquired the limited liability company interest in Greektown Holdings, L.L.C., a direct subsidiary of Greektown parent (“Holdings”), and immediately prior to such acquisition, Greektown Casino L.L.C., sold the land and real estate assets related to Greektown to a subsidiary of VICI Properties, Inc. (NYSE: VICI) (“VICI”) and simultaneously with closing of the transaction, a subsidiary of Penn and a subsidiary of VICI entered into a triple net lease pursuant to which the real estate assets were leased back to Penn. For purposes of the unaudited pro forma condensed consolidated combined financial statements, the Greektown Acquisition and the sale-leaseback are assumed to be completed simultaneously and the effects of the sale-leaseback are included within these unaudited pro forma condensed consolidated combined financial statements.
The unaudited pro forma condensed consolidated combined balance sheet gives effect to the Greektown Acquisition as if it had occurred on March 31, 2019, and the unaudited pro forma condensed consolidated statements of combined operations for the three months ended March 31, 2019, and the year ended December 31, 2018, give effect to the Greektown Acquisition as if it had occurred on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 and the unaudited pro forma condensed consolidated statements of combined operations for the three months ended March 31, 2019 fully reflect the Pinnacle Merger and therefore are not adjusted for the Pinnacle Merger. The unaudited pro forma condensed consolidated statements of combined operations for the year ended December 31, 2018 assumes the Pinnacle Merger occurred on January 1, 2018, the beginning of the earliest period presented.

The following unaudited pro forma condensed consolidated combined financial information is based on the historical consolidated financial statements of Penn, Pinnacle and Greektown, and the assumptions and adjustments set forth in the accompanying explanatory notes. The Boyd Divestitures are presented from the historical perspective of Pinnacle and are not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give effect to pro forma events that are: (1) directly attributable to the transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of combined operations, expected to have a continuing impact on the combined results of Penn, Pinnacle and Greektown. The unaudited pro forma condensed consolidated combined financial information for the transactions have been developed from and should be read in conjunction with Penn's unaudited interim condensed consolidated financial statements contained in Penn's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and the Penn audited consolidated financial statements contained in Penn's Annual Report on Form 10-K for the year ended December 31, 2018, as well as the historical financial statements included with this Form 8-K for Greektown.

The unaudited pro forma condensed consolidated combined financial information has been prepared by Penn using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, referred to as GAAP. Penn has been treated as the acquirer with respect to the Pinnacle Merger and the Greektown Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies and are in process of being finalized. The assets and liabilities of Pinnacle and Greektown have been measured based on various preliminary estimates using assumptions that Penn believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed consolidated combined financial statements and the combined company's future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed consolidated statements of combined operations also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the transactions. However, such costs will affect the combined company following the transactions in the period the costs are incurred.

Penn intends to finalize the necessary valuation and other studies required to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Pinnacle Merger and the Greektown Acquisition.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
AS OF MARCH 31, 2019

(in thousands)	Penn	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)		Combined Balance Sheet	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisition
Assets
Current Assets:
Cash and cash equivalents	$400,280	$37,497	$—	$—		$437,777	$(85,255)	(11)	$352,522
Receivables, net of allowance for doubtful accounts	114,439	2,677	—	574	(a)	117,690	—		117,690
Prepaid expenses	67,856	—	—	—		67,856	—		67,856
Other currents assets	56,629	15,537	(16)	—		72,150	—		72,150
Due from affiliates	—	574	—	(574)	(a)	—	—		—
Total current assets	639,204	56,285	(16)	—		695,473	(85,255)		610,218
Property and equipment, net	5,227,922	324,106	(3,108)	—		5,548,920	(288,621)	(1)	5,260,299
Other assets
Investment in and advances to unconsolidated affiliates	127,924	—	—	—		127,924	—		127,924
Due from affiliates	—	3,212	—	(3,212)	(a)	—	—		—
Goodwill	1,279,496	81,151	—	—		1,360,647	(25,200)	(2)	1,335,447
Other intangible assets, net	1,923,347	177,700	—	—		2,101,047	16,400	(2)	2,117,447
Operating lease right-of-use assets	3,972,527	—	40	—		3,972,567	516,058	(3)	4,488,625
Finance lease right-of-use assets	222,418	—	4,168	—		226,586	—		226,586
Deferred charges and other assets	—	710	—	(710)	(a)	—	—		—
Other assets	105,333	—	—	3,922	(a)	109,255	—		109,255
Total other assets	7,631,045	262,773	4,208	—		7,898,026	507,258		8,405,284
Total assets	$13,498,171	$643,164	$1,084	$—		$14,142,419	$133,382		$14,275,801

(in thousands)	Penn	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)		Combined Balance Sheet	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisition
Liabilities
Current liabilities
Accounts payable	$31,388	$3,620	$—	$—		$35,008	$—		$35,008
Current maturities of long-term debt	62,505	4,000	—	—		66,505	231,000	(4)	297,505
Current portion of financing obligations	52,600	—	—	—		52,600	—		52,600
Current portion of operating lease liabilities	95,894	—	—	—		95,894	28,195	(3)	124,089
Current portion of finance lease liabilities	5,874	—	127	—		6,001	—		6,001
Current portion of capital leases	—	132	(132)	—		—	—		—
Accrued expenses and other current liabilities	572,122	15,468	800	1,471	(a)	589,861	—		589,861
Due to affiliates	—	1,471	—	(1,471)	(a)	—	—		—
Interest payable	—	166	—	—		166	(166)	(4)	—
Total current liabilities	820,383	24,857	795	—		846,035	259,029		1,105,064

Long-term liabilities
Long-term debt, net of current maturities and debt issuance costs	2,311,379	361,588	—	—		2,672,967	(361,588)	(4)	2,311,379
Long-term portion of financing obligations	4,129,233	—	—	—		4,129,233	—		4,129,233
Long-term portion of operating lease liabilities	3,868,392	—	—	—		3,868,392	487,864	(3)	4,356,256
Long-term portion of finance lease liabilities	216,948	—	4,040	—		220,988	—		220,988
Capital leases	—	4,044	(4,044)	—		—	—		—
Deferred income taxes	232,679	—	—	—		232,679	—		232,679
Noncurrent tax liabilities	32,461	—	—	—		32,461	—		32,461
Other noncurrent liabilities	24,885	1,045	—	—		25,930	—		25,930
Total liabilities	11,636,360	391,534	791	—		12,028,685	385,305		12,413,990

Shareholder's equity (deficit)
Common stock	1,189	—	—	—		1,189	—		1,189
Member's equity	—	251,630	—	—		251,630	(251,630)	(8)	—
Treasury stock, at cost	(28,414)	—	—	—		(28,414)	—		(28,414)
Additional paid-in-capital	1,730,351	—	—	—		1,730,351	—		1,730,351
Retained earnings (accumulated deficit)	158,695	—	293	—		158,988	(293)	(9)	158,695
Shareholders' equity (deficit)	1,861,821	251,630	293	—		2,113,744	(251,923)		1,861,821
Non-controlling interest	(10)	—	—	—		(10)	—		(10)
Total shareholders' equity (deficit)	1,861,811	251,630	293	—		2,113,734	(251,923)		1,861,811
Total liabilities and shareholders' equity (deficit)	$13,498,171	$643,164	$1,084	$—		$14,142,419	$133,382		$14,275,801

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMBINED OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2019

(in thousands, except share price and per share data)	Penn	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)		Combined Income Statement	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisition
Revenues
Gaming	$1,034,511	$—	$(2,441)	$74,598	(b)	$1,106,668	$—		$1,106,668
Casino	—	74,598	—	(74,598)	(b)	—	—		—
Food, beverage, hotel and other	248,060	—	—	11,849	(b)	259,909	—		259,909
Food and beverage	—	5,841	—	(5,841)	(b)	—	—		—
Rooms	—	4,281	—	(4,281)	(b)	—	—		—
Retail, parking and other	—	1,727	—	(1,727)	(b)	—	—		—
	1,282,571	86,447	(2,441)	—		1,366,577	—		1,366,577
Less: casino promotional allowance	—	(2,705)	2,705	—		—	—		—
Total revenues	1,282,571	83,742	264	—		1,366,577	—		1,366,577
Operating expenses
Gaming	547,445	—	191	35,840	(d)	583,476	—		583,476
Casino	—	35,840	—	(35,840)	(d)	—	—		—
Food, beverage, hotel and other	161,759	—	—	7,599	(d)	169,358	—		169,358
Food and beverage	—	4,209	—	(4,209)	(d)	—	—		—
Rooms	—	2,012	—	(2,012)	(d)	—	—		—
Retail, parking and other	—	1,378	—	(1,378)	(d)	—	—		—
General and administrative	286,928	13,630	—	—		300,558	12,383	(3),(5)	312,941
Management fees	—	2,823	—	—		2,823	(2,823)	(7)	—
Depreciation and amortization	104,053	5,316	37	—		109,406	(3,078)	(1),(2)	106,328
Loss on disposal of assets	—	166	—	—		166	—		166
Total operating expenses	1,100,185	65,374	228	—		1,165,787	6,482		1,172,269
Operating income (loss)	182,386	18,368	36	—		200,790	(6,482)		194,308

(in thousands, except share price and per share data)	Penn	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)	Combined Income Statement	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisition
Other income (expenses)
Interest expense	(132,587)	(5,711)	1	—	(138,297)	3,505	(4)	(134,792)
Interest income	319	—	—	—	319	—		319
Income from unconsolidated affiliates	5,687	—	—	—	5,687	—		5,687
Other	—	16	—	—	16	—		16
Total other expenses	(126,581)	(5,695)	1	—	(132,275)	3,505		(128,770)
Income (loss) before income taxes	55,805	12,673	37	—	68,515	(2,977)		65,538
Income tax benefit (expense)	(14,818)	—	—	—	(17,129)	744	(10)	(16,385)
Net income (loss)	40,987	12,673	37	—	51,386	(2,233)		49,153
Less: Net loss attributable to non-controlling interest	5	—	—	—	5	—		5
Net income (loss) attributable to Penn National Gaming, Inc.	$40,992	$12,673	$37	$—	$51,391	$(2,233)		$49,158

Earnings per common share
Basic earnings per common share	$0.35							$0.42
Diluted earnings per common share	$0.35							$0.41

Weighted average basic shares outstanding	116,293							116,293
Weighted average diluted shares outstanding	118,595							118,595

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMBINED OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

(in thousands, except share price and per share data)	Penn	Pinnacle Pre-Acquisition	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)		Boyd Divestitures (Note 6)	Combined Income Statement (Excludes Boyd Divestitures)	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisitions and Boyd Divestitures
Revenues
Gaming	$2,894,861	$1,579,010	$—	$(11,201)	$290,973	(b)	$(418,189)	$4,335,454	$—		$4,335,454
Casino	—	—	290,973	—	(290,973)	(b)	—	—	—		—
Food, beverage, hotel and other	629,733	—	—	—	486,676	(b),(c)	(118,775)	997,634	—		997,634
Food and beverage	—	227,915	22,705	—	(250,620)	(b),(c)	—	—	—		—
Lodging	—	132,866	—	—	(132,866)	(c)	—	—	—		—
Rooms	—	—	18,062	—	(18,062)	(b)	—	—	—		—
Retail, entertainment and other	—	78,680	—	—	(78,680)	(c)	—	—	—		—
Retail, parking and other	—	—	6,448	—	(6,448)	(b)	—	—	—		—
Management service and license fees	6,043	—	—	—	—		—	6,043	—		6,043
Reimbursable management costs	57,281	—	—	—	—		—	57,281	—		57,281
	3,587,918	2,018,471	338,188	(11,201)	—		(536,964)	5,396,412	—		5,396,412
Less: casino promotional allowance	—	—	(11,372)	11,372	—		—	—	—		—
Total revenues	3,587,918	2,018,471	326,816	171	—		(536,964)	5,396,412	—		5,396,412
Operating expenses
Gaming	1,551,430	834,330	—	179	145,331	(d)	(215,705)	2,315,565	—		2,315,565
Casino	—	—	145,331	—	(145,331)	(d)	—	—	—		—
Food, beverage, hotel and other	439,253	—	—	—	322,067	(d),(e)	(84,995)	676,325	—		676,325
Food and beverage	—	202,748	16,797	—	(219,545)	(d),(e)	—	—	—		—
Lodging	—	47,558	—	—	(47,558)	(e)	—	—	—		—
Rooms	—	—	8,243	—	(8,243)	(d)	—	—	—		—
Retail, entertainment and other	—	41,231	—	—	(41,231)	(e)	—	—	—		—
Retail, parking and other	—	—	5,490	—	(5,490)	(d)	—	—	—		—
General and administrative	618,951	384,355	60,679	—	—		(88,374)	975,611	(51,861)	(3),(5)	923,750
Reimbursable management costs	57,281	—	—	—	—		—	57,281	—		57,281
Management fees	—	—	10,822	—	—		—	10,822	(10,822)	(7)	—
Depreciation and amortization	268,990	154,649	26,006	—	—		(56,020)	393,625	34,214	(1),(2)	427,839
Pre-opening, development and other costs	—	34,948	—	—	—		—	34,948	—		34,948
Impairment of goodwill	—	35,820	—	—	(35,820)	(f)	—	—	—		—
Impairment losses	17,921	—	—	—	35,820	(f)	(37,738)	16,003	—		16,003
Write-downs, reserves and recoveries, net	—	7,130	—	—	—		—	7,130	—		7,130
Gain on disposal of assets	—	—	(38)	—	—		—	(38)	—		(38)
Total operating expenses	2,953,826	1,742,769	273,330	179	—		(482,832)	4,487,272	(28,469)		4,458,803
Operating income (loss)	634,092	275,702	53,486	(8)	—		(54,132)	909,140	28,469		937,609

(in thousands, except share price and per share data)	Penn	Pinnacle Pre-Acquisition	Greektown	Adjustments to Conform to Accounting Policies (Note 3)	Reclassifications (Note 5)	Boyd Divestitures (Note 6)	Combined Income Statement (Excludes Boyd Divestitures)	Acquisition Related Pro Forma Adjustments (Note 4)		Pro Forma for Acquisitions and Boyd Divestitures
Other income (expenses)
Interest expense	(539,417)	(315,892)	(21,829)	—	—	10	(877,128)	63,374	(4),(6)	(813,754)
Interest income	1,005	234	—	—	—	(35)	1,204	—		1,204
Income from unconsolidated affiliates	22,326	(89)	—	—	—	—	22,237	—		22,237
Loss on early extinguishment of debt	(20,964)	(943)	—	—	—	—	(21,907)	—		(21,907)
Other	(7,121)	—	8	—	—	—	(7,113)	—		(7,113)
Total other expenses	(544,171)	(316,690)	(21,821)	—	—	(25)	(882,707)	63,374		(819,333)
Income (loss) before income taxes	89,921	(40,988)	31,665	(8)	—	(54,157)	26,433	91,843		118,276
Income tax benefit (expense)	3,593	(4,593)	—	—	—	—	(6,608)	(22,961)	(10)	(29,569)
Net income (loss)	93,514	(45,581)	31,665	(8)	—	(54,157)	19,825	68,882		88,707
Less: Net loss attributable to non-controlling interest	5	537	—	—	—	—	542	—		542
Net income (loss) attributable to Penn National Gaming, Inc.	$93,519	$(45,044)	$31,665	$(8)	$—	$(54,157)	$20,367	$68,882		$89,249

Earnings per common share
Basic earnings per common share	$0.96									$0.92
Diluted earnings per common share	$0.93									$0.89

Weighted average basic shares outstanding	97,105									97,105
Weighted average diluted shares outstanding	100,338									100,338

PENN NATIONAL GAMING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS
Note 1—Basis of Presentation
The accompanying unaudited pro forma condensed consolidated combined financial information is intended to reflect the impact of the Pinnacle Merger and the Greektown Acquisition (defined herein together as the “transactions”) on Penn's consolidated financial statements and presents the pro forma financial position and results of operations of Penn based on the historical financial statements and accounting records of Penn, Pinnacle and Greektown after giving effect to the transactions.
Pro forma adjustments are included only to the extent they are directly attributable to the transactions, factually supportable, and with respect to the unaudited pro forma condensed consolidated statement of combined operations, expected to have a continuing impact on the results of the combined company. The accompanying unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only.
The transactions will be accounted for using the acquisition method of accounting with Penn considered the acquirer. The unaudited pro forma condensed consolidated combined financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Changes to the fair values of these assets and liabilities will result in changes to goodwill.
Coincident with the closing of the Pinnacle Merger on October 15, 2018, Penn completed the Boyd Divestitures by divesting the membership interests of certain Pinnacle subsidiaries which operated the casinos known as Ameristar St. Charles, Ameristar Casino Kansas City, Belterra Resort, and Belterra Park to Boyd. Additionally, at the closing of the merger, GLPI acquired the real estate assets associated with the Plainridge Park Casino, and concurrently leased back to Penn pursuant to the amended Pinnacle master lease of which the effects of the sale-leaseback is included within these unaudited pro forma condensed consolidated combined financial statements.

Pursuant to a transaction agreement, a wholly-owned subsidiary of Penn acquired the limited liability company interest in Greektown Holdings, L.L.C., a direct subsidiary of Greektown parent (“Holdings”), and immediately prior to such acquisition, Greektown Casino L.L.C., sold the land and real estate assets related to Greektown to a subsidiary of VICI Properties, Inc. (NYSE: VICI) (“VICI”) and simultaneously with closing of the transaction, a subsidiary of Penn and a subsidiary of VICI entered into a triple net lease pursuant to which the real estate assets were leased back to Penn. For purposes of the unaudited pro forma condensed consolidated combined financial statements, the Greektown Acquisition and the sale-leaseback are assumed to be completed simultaneously and the effects of the sale-leaseback is included within these unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined balance sheet gives effect to the Greektown Acquisition as if it had occurred on March 31, 2019, and the unaudited pro forma condensed consolidated statements of combined operations for the three months ended March 31, 2019, and the year ended December 31, 2018, give effect to the Greektown Acquisition as if it had occurred on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 and the unaudited pro forma condensed consolidated statements of combined operations for the three months ended March 31, 2019 fully reflect the Pinnacle Merger and therefore are not adjusted for the Pinnacle Merger. The unaudited pro forma condensed consolidated statements of combined operations for the year ended December 31, 2018 assumes the Pinnacle Merger occurred on January 1, 2018, the beginning of the earliest period presented.

Items Not Adjusted in the Unaudited Pro Forma Condensed Consolidated Combined Financial Information
The unaudited pro forma condensed consolidated combined financial information does not include any adjustment for liabilities or related costs that may result from integration activities. Significant liabilities and related costs may ultimately be recorded for employee severance, exit or integration activities following the closing of the transactions. The unaudited pro forma condensed consolidated combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the transactions and are factually supportable.
Penn anticipates that the transactions will result in significant annual cost savings and synergies that would be unachievable without completing the transactions. No assurance can be made that Penn will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the unaudited pro forma condensed consolidated combined financial information.
Financing Agreement

In connection with the Pinnacle Merger, Penn entered into an Incremental Joinder dated October 15, 2018 among Penn, certain subsidiaries of Penn as guarantors, Bank of American, N.A., as administrative agent, and a lending party group. The Incremental Joinder provides Penn with (i) $430.2 million of incremental borrowings of senior secured term loan A facility; and (ii) $836.3 million of incremental borrowings of senior secured term loan B facility.
The interest rates per annum applicable to the loans are, at Penn’s option, equal to either a LIBOR rate or a base rate, plus an applicable margin. The applicable margin for the Term Loan A Facility ranges from 1.25% to 3.00% per annum for LIBOR loans and 0.25% to 2.00% per annum for base rate loans, in each case depending on Penn’s total net leverage ratio. The applicable margin for the Term Loan B Facility is 2.25% per annum for LIBOR loans and 1.25% per annum for base rate loans. The Term Loan B Facility is subject to a LIBOR “floor” of zero. The loans under the Term Loan A Facility were issued with an upfront fee of 0.50% on the amount of such loans, and the loans under the Term Loan B Facility were issued with an upfront fee of 0.25% of the amount of such loans. The interest rate at the closing for the Term Loan A Facility was 3.83% and the Term Loan B Facility had a rate of 4.58%.
The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 and the unaudited pro forma condensed consolidated statements of combined operations for the three month period ended March 31, 2019 fully reflect the incremental borrowings associated with the term loan A and the term loan B facilities and therefore are not adjusted within the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 and the unaudited pro forma condensed consolidated statements of combined operations for the three months ended March 31, 2019. The unaudited pro forma condensed consolidated statements of combined operations for the year ended December 31, 2018 assumes incremental borrowings associated with the term loan A and the term loan B facilities occurred on January 1, 2018, the beginning of the earliest period presented.

Revolving Credit Facility
The Greektown Acquisition was financed on May 23, 2019 through incremental borrowings of approximately $235.0 million under the Company’s Revolving Credit Facility.
The unaudited pro forma condensed consolidated statements of combined operations for three months ended March 31, 2019 and for the year ended December 31, 2018 assumes incremental borrowings on the revolving credit facility occurred on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 assumes incremental borrowings occurred on March 31, 2019.
Note 2—Acquisitions
Pinnacle Merger
Preliminary Purchase Price

(in thousands, except per share data and number of shares)
Pinnacle diluted shares outstanding	62,608,188
Share Exchange Ratio	0.42
Shares of Penn common stock issued to former Pinnacle shareholders	26,295,439
Price per share of Penn common stock	$28.51
Fair value of Penn common stock issued to former Pinnacle shareholders	749,683
Cash paid to former Pinnacle shareholders	1,252,259
Cash paid by Penn to retire Pinnacle debt, inclusive of accrued interest	814,273
Purchase price	$2,816,215

Preliminary Allocation of Net Purchase Price
The table below presents the preliminary purchase price, along with a preliminary allocation of the purchase price to the assets acquired and liabilities assumed.

(in thousands)
Cash and restricted cash	$124,231
Assets held for sale	667,536
Other current assets	80,622
Property and equipment - non-Pinnacle Master Lease	318,856
Property and equipment - Pinnacle Master Lease	3,954,919
Goodwill	244,048
Other intangible assets
Gaming licenses	1,067,600
Trademarks	298,000
Customer relationships	22,400
Other long-term assets	38,767
Total assets	$6,816,979

Long-term financing obligation, including current portion	$3,432,533
Other current liabilities	201,747
Deferred tax liabilities	349,849
Other long-term liabilities	16,635
Total liabilities	4,000,764
Net assets acquired	$2,816,215
Upon completion of the fair value assessment following the Pinnacle Merger, Penn anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded to those assets and liabilities with offsetting adjustments recorded to deferred taxes and goodwill.
The tax impacts of the Pinnacle Merger was estimated based on applicable law as in effect on October 15, 2018. Penn assumed a 24% statutory income tax rate when estimating the deferred tax impacts of the Pinnacle Merger which was the statutory tax rate in effect at October 15, 2018.
Greektown Acquisition
Preliminary Purchase Price

(in thousands)	Gross Purchase Price (1)	Less: Sale-Leaseback Transaction with VICI (1)	Net Purchase Price
Purchase price	$1,000,000	$(700,000)	$300,000
Preliminary working capital adjustment	20,255	—	20,255
Preliminary purchase price	$1,020,255	$(700,000)	$320,255

Preliminary Allocation of Net Purchase Price
The table below presents the preliminary purchase price, along with a preliminary allocation of the purchase price to the assets acquired and liabilities assumed.

(in thousands)
Cash and cash equivalents	$37,497
Receivables, net of allowance for doubtful accounts	3,251
Other current assets	15,521
Property and equipment	32,377
Operating lease right-of-use assets (1)	516,098
Finance lease right-of-use assets	4,168
Other assets	3,922
Goodwill	55,951
Other intangible assets
Gaming licenses	166,400
Trademarks	24,400
Customer relationships	3,300
Total assets	$862,885

Accounts payable	$3,620
Accrued expenses and other current liabilities	17,739
Current portion of operating lease liabilities (1)	28,195
Current portion of finance lease liabilities	127
Long-term portion of operating lease liabilities (1)	487,864
Long-term portion of finance lease liabilities	4,040
Other noncurrent liabilities	1,045
Total liabilities	542,630
Net assets acquired	$320,255

(1)	Given the simultaneous and interdependent nature of the transaction agreement whereby:

◦	A wholly-owned subsidiary of Penn acquired the limited liability company interest in Holdings;

◦	Immediately prior to such acquisition, Greektown Casino, L.L.C., sold the land and real estate assets related to Greektown to a subsidiary of VICI; and

◦
Simultaneously with the closing of the transaction, a subsidiary of Penn and a subsidiary of VICI entered into a triple net lease of which the land and real estate assets were leased back to Penn, the Company has preliminarily assessed the transaction for accounting purposes as if Penn acquired the land and real estate assets in addition to the operations of Greektown followed by a subsequent sale leaseback transaction which was deemed preliminarily as a successful sale and determined to be an operating lease that resulted in the recording of a right-of-use asset and liability in the amount of $516,058.

Upon completion of the fair value assessment following the Greektown Acquisition, Penn anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded to those assets and liabilities with offsetting adjustments recorded to goodwill.
Note 3—Adjustments to Conform to Accounting Policies
Adoption of ASC 606 - Revenue from contracts with customers
On January 1, 2018, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The adoption of ASC 606 principally impacts the presentation of promotional allowances and the measurement of the liability associated with customer loyalty programs.
Prior to the Company’s Greektown Acquisition, revenue was recorded in accordance with ASC Topic 605, “Revenue Recognition.” Adjustments related to measurement of the Greektown liability associated with its customer loyalty program contained within the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 have been made to conform to Penn’s accounting policies under ASC 606 as follows:

(in thousands)	March 31, 2019
Greektown net book value of accrued expenses and other current liabilities, inclusive of reclassifications	$16,939
Increase in loyalty point deferral	800
Greektown net book value of accrued expenses and other current liabilities, as adjusted	$17,739
Adjustments related to the measurement of Greektown revenues and expenses contained within the unaudited pro forma condensed consolidated statements of combined operations have been made to conform to Penn’s accounting policies under ASC 606 as follows:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Revenues
To record decrease in gaming revenue	$(2,441)	$(11,201)
To record increase in casino promotional allowances	2,705	11,372
Total revenues	$264	$171

Operating expenses
To record increase in gaming expense	$191	$179
Adoption of ASC 842 - Leases
On January 1, 2019, the Company adopted ASC Topic 842, “Leases” (“ASC 842”). The core principle of ASC 842 is that a lessee should recognize on the balance sheet the lease assets and lease liabilities that arise from all lease arrangements with terms greater than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP accounted for in accordance with ASC Topic, 840, “Leases,” which did not require lease assets and lease liabilities to be recognized for operating leases.
Prior to the Company’s Greektown Acquisition, leases were accounted for in accordance with ASC Topic 840, “Leases.” Adjustments related to the recognition of lease assets and lease liabilities contained within the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2019 have been made to conform to Penn’s accounting policies under ASC 842 as follows:

(in thousands)	March 31, 2019
Assets
To record decrease to other current assets with respect to prepaid rent	$(16)
To record decrease in property and equipment, net	$(3,108)
To record increase to operating lease right-of-use assets (non-real estate leases)	$40
To record increase to finance lease right-of-use assets	$4,168

Liabilities
To record increase to current portion of finance lease liabilities	$127
To remove current portion of capital leases	$(132)
To record increase to long-term portion of finance lease liabilities	$4,040
To remove long-term portion of capital leases	$(4,044)

Adjustments related to the measurement of Greektown expenses contained within the unaudited pro forma condensed consolidated statements of combined operations have been made to conform to Penn’s accounting policies under ASC 842 as follows:

(in thousands)	For the three months ended March 31, 2019
Operating expenses
To record increase in depreciation and amortization expense	$37

Other expenses
To record decrease in interest expense	$(1)
Note 4—Acquisition-Related Pro Forma Adjustments
The unaudited pro forma condensed consolidated combined financial information reflects the following adjustments related to the transactions.

(1)
Property and Equipment, net, and depreciation expense: The preliminary fair value of acquired property and equipment related to the Greektown Acquisition was determined to be $32.4 million. The following table illustrates the pro forma adjustment to property and equipment, net:

(in thousands)	March 31, 2019
Preliminary fair value of acquired property and equipment	$32,377
Historical book value of Greektown property and equipment, inclusive of reclassifications	320,998
Acquisition related pro forma adjustment - decrease to property and equipment, net	$(288,621)
The following table illustrates pro forma adjustments to depreciation expense:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Greektown
Historical depreciation expense	$5,334	$25,145
Depreciation expense associated with the preliminary fair value of acquired property and equipment	1,844	10,993
Decrease to depreciation and amortization expense	$(3,490)	$(14,152)

Pinnacle
Historical depreciation expense	$—	$149,649
Less: depreciation expense related to divestitures	—	(56,020)
Historical depreciation expense (excluding divestitures)	$—	$93,629

Depreciation expense associated with the preliminary fair value of acquired property and equipment (excluding divestitures)	$—	$137,413

Increase to depreciation and amortization expense	$—	$43,784

Acquisition related pro forma adjustments - to record increase (decrease) to depreciation and amortization expense	$(3,490)	$29,632

Depreciation expense of the acquired property and equipment is reflected on a straight-line basis over the following estimated useful lines:

Years
Land	5 to 20
Building and improvements	10 to 35
Vessels	10 to 35
Furniture, fixtures and equipment	3 to 20

(2)
Goodwill, other intangible assets, net, and amortization expense: The following table illustrates the pro forma adjustment to goodwill, which is subject to change, related to the Greektown Acquisition:

(in thousands)	March 31, 2019
To record goodwill for the purchase consideration in excess of the preliminary fair value of net assets acquired in connection with the Greektown acquisition	$55,951
Historical book value of Greektown goodwill	81,151
Acquisition related pro forma adjustment - to record decrease to goodwill	$(25,200)
The preliminary fair value of the acquired intangibles assets related to the Greektown Acquisition was determined to be $194.1 million and is subject to change. Preliminary identifiable intangible assets consists of and results in the following pro forma adjustment to Other intangible assets, net as of March 31, 2019:

(in thousands)	March 31, 2019	Useful Life
Preliminary fair value of Greektown other intangible assets, net:
Gaming licenses	$166,400	Indefinite
Trade names	24,400	Indefinite
Customer relationships	3,300	2 years
Total value of other intangible assets, net	194,100
Historical Greektown book value of other intangible assets, net	177,700
Acquisition related pro forma adjustment - to record increase to other intangible assets, net	$16,400
Penn assessed the fair value of Pinnacle and Greektown’s gaming licenses assets using the Greenfield Method under the income approach. The Greenfield Method estimates the fair value of the gaming license using a discounted cash flow model assuming the Company built a casino with similar utility to that of the existing facility. The method assumes a theoretical start-up company going into business without any assets other than the intangible asset being valued. As such, the value of the gaming license is a function of the following items:
•Projected revenues and operating cash flows;
•Theoretical construction costs and duration;
•Pre-opening expenses; and

•	Discounting that reflects the level of risk associated with receiving future cash flows attributable to the license.

Penn has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard requires Penn to consider, among other things, the expected use of the asset, the expected useful life of other related assets or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, Penn’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, Penn determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Greektown has an operating license in Michigan. The renewal of the state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, Penn’s historical experience has not indicated, nor does Penn expect, any limitations regarding its ability to continue to renew its license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, Penn has preliminarily concluded that the useful life of the licenses is indefinite.

Trade names are valued using the relief from royalty method, which presumes that without ownership of such trademarks, Penn would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, Penn avoids any such payments and records the related intangible value of Penn’s ownership of the brand name. The primary assumptions in the valuation included revenue, a pre-tax royalty rate, and tax expense.
The customer relationships asset represents the estimated value of the acquired customer database. The Company used a replacement cost method to estimate the fair value for this intangible asset and is amortizing the asset over two years in the unaudited pro forma condensed consolidated statements of combined operations.
Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates pro forma adjustments to amortization expense.

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Greektown
Historical amortization expense related to non-indefinite lived intangible assets, net	$—	$935
Amortization of expense associated with the preliminary fair value of acquired non-indefinite lived intangible assets	412	1,650
Increase to depreciation and amortization expense	$412	$715

Pinnacle
Historical amortization expense related to non-indefinite lived intangible assets, net	$—	$5,000
Amortization of expense associated with the preliminary fair value of acquired non-indefinite lived intangible assets	—	8,867
Increase to depreciation and amortization expense	$—	$3,867

Acquisition related pro forma adjustments - to record increase to depreciation and amortization expense	$412	$4,582

(3)
Operating lease with VICI and general and administrative expense (rent expense): Simultaneous with the closing of the Greektown Acquisition, a subsidiary of Penn and a subsidiary of VICI entered into a triple net lease of which the land and real estate assets were leased back to Penn. The preliminary fair value of the current portion of operating lease liabilities and long-term portion of operating lease liabilities was determined to be $28.2 million and $487.9 million, respectively, which was calculated based on the net present value of future lease payments discounted at our incremental borrowing rate of 5.94% at the May 23, 2019 acquisition date. The corresponding operating lease right-of-use assets was determined to be $516.1 million.

The following table illustrates pro forma adjustments to the (i) current portion of operating lease liabilities; (ii) long-term portion of operating lease liabilities; and (iii) operating lease right-of-use assets:

(in thousands)	March 31, 2019
Acquisition related adjustments to record the preliminary fair value of the Greektown operating lease with VICI:
Operating lease right-of-use assets	$516,058
Current portion of operating lease liabilities	$28,195
Long-term portion of operating lease liabilities	$487,864

The following table illustrates pro forma adjustments related to general and administrative expense associated with the operating lease (rent expense related to the triple-net operating lease with VICI) for the three months ended March 31, 2019 and the year ended December 31, 2018:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Acquisition related adjustments - to record increase in general and administrative expenses	$12,506	$50,023

(4)
Current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs, interest payable and interest expense: The below table reflects pro forma adjustments to current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs and interest payable for anticipated borrowings to fund the Greektown Acquisition:

(in thousands)	March 31, 2019
Historical book value of Greektown long-term debt, net of current maturities and debt issuance costs	$361,588
Historical book value of Greektown current maturities of long-term debt	4,000
Historical book value of Greektown interest payable	166
Total historical book value of Greektown debt not assumed	$365,754

Penn's incremental borrowings to revolving credit facility to fund the Greektown Acquisition	$235,000

Acquisition related pro forma adjustment - to record removal of long-term debt, net of current maturities and debt issuance costs relating to Greektown debt not assumed	$(361,588)
Acquisition related pro forma adjustment - to record removal of interest payable relating to Greektown debt not assumed	$(166)
Acquisition related pro forma adjustment - to record increase in current maturities of long-term debt	$231,000
The following table illustrates pro forma adjustments to interest expense related to the Pinnacle Merger debt financing and incremental borrowings to the revolving credit facility related to the Greektown Acquisition:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Greektown
Historical interest expense	$5,711	$21,829
Interest expense on increased borrowings to revolving credit facility	2,206	8,981
Decrease in interest expense	$(3,505)	$(12,848)

Pinnacle
Historical interest expense	$—	$35,300
Interest expense on debt commitment financing	—	41,577
Increase in interest expense	$—	$6,277

Acquisitions related pro forma adjustments - to record decrease to interest expense	$(3,505)	$(6,571)
The amounts above were based on new borrowings relating to the Pinnacle Merger of $1,265.8 million for the period from January 1, 2018 through October 15, 2018, and incremental borrowings directly related to the Greektown Acquisition to the revolving credit facility of $235.0 million for the three months ended March 31, 2019 and for the year ended December 31, 2018. For the purposes of the acquisition related pro forma adjustments, (i) a blended interest rate of 4.15% was the weighted average discount rate for the period from January 1, 2018 through October 15, 2018 related to the Pinnacle Merger debt financing, (ii) a blended interest rate or 3.82% was the weighted average discount rate for the year ended December 31, 2018 related to the funding of the revolving credit facility related to the Greektown Acquisition, and (iii) a blended interest rate or 3.75% was the weighted average discount rate for the three months ended March 31, 2019 related to the funding of the revolving credit facility related to the Greektown Acquisition.

(5)	The following table illustrates the elimination of transaction costs incurred by Penn, Pinnacle and Greektown relating to the transactions:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Greektown
Incurred transaction costs related to the Greektown Acquisition	$123	$2,339
Decrease to general and administrative expense	$(123)	$(2,339)

Pinnacle
Incurred transaction costs related to the Pinnacle Merger	$—	$99,545
Decrease to general and administrative expense	$—	$(99,545)

Acquisition related adjustments - to record decrease in general and administrative expenses	$(123)	$(101,884)

(6)
Interest expense related to Pinnacle financing obligation: The following table illustrates the pro forma adjustment related to interest expense associated with the Pinnacle financing obligation to GLPI, inclusive of Plainridge Park Casino:

(in thousands)	For the three months ended March 31, 2019	For the year ended December 31, 2018
Historical interest expense related to the Pinnacle master lease	$—	$280,800
Interest expense associated with the amended Pinnacle master lease, inclusive of the Plainridge real estate assets	—	223,997
Acquisitions related pro forma adjustments - to record decrease to interest expense	$—	$(56,803)

(7)	Pro forma adjustment to eliminate management fees related to Greektown.

(8)	Reflects the elimination of Greektown’s member’s equity.

(9)	Reflects the elimination of Greektown retained earnings (accumulated deficit) after pro forma adjustments.

(10)	Reflects an assumed tax rate of 25%.
(11) The following table illustrates the pro forma adjustment to cash and cash equivalents:

(in thousands)	March 31, 2019
Cash proceeds of new debt	$235,000
Less: Cash paid to acquire Greektown	(320,255)
Net cash outflow	$(85,255)
Note 5—Unaudited Pro Forma Condensed Combined Financial Statement Reclassification Adjustments
Certain reclassifications have been recorded to the historical financial statements of Pinnacle and Greektown to provide comparability and consistency for the anticipated post-combined company presentation.

(a)	Reclassifications were made between certain Greektown current assets, current liabilities and other assets to provide consistency in presentation.

(b)
Reclassifications were made between revenue components to reclassify certain Greektown revenue streams consistently with Penn. These included combining Greektown’s (i) food and beverage revenue, (ii) rooms revenue and (iii) retail, parking and other revenue into one revenue financial statement line item to provide consistency in presentation. In addition, Greektown casino revenue was reclassified from casino revenue to gaming revenue to provide consistency in presentation.

(c)
Reclassifications were also made between revenue components to reclassify certain Pinnacle revenue streams consistently with Penn. These included combining Pinnacle’s (i) food and beverage revenue, (ii) lodging revenue and (iii) retail, entertaining and other revenue into one revenue financial statement line item to provide consistency in presentation.

(d)
Reclassifications were a made among expense components to reclassify certain Greektown expenses consistently with Penn. These included combining Greektown’s (i) food and beverage expense, (ii) rooms expense and (iii) retail, parking and other expense into one expense financial statement line item to provide consistency in presentation. In addition, Greektown casino expense was reclassified from casino expense to gaming expense to provide consistency in presentation.

(e)
Reclassifications were also made between expense components to reclassify certain Pinnacle expenses consistently with Penn. These included combining Pinnacle’s (i) food and beverage expense, (ii) lodging expense and (iii) retail, entertaining and other expense into one expense financial statement line item to provide consistency in presentation.

(f)	Reclassifications were made between certain Pinnacle goodwill and intangible impairment charges to provide consistency in presentation.
Further review may identify additional reclassifications that when conformed could have a material impact on the unaudited pro forma condensed consolidated combined financial information of the combined company. At this time, Penn is not aware of any reclassifications that would have a material impact on the unaudited pro forma condensed consolidated combined financial information that are not reflected as pro forma adjustments.
Note 6—Boyd Divestitures
The divestiture agreement provided that, upon the terms and subject to the conditions of the divestiture agreement, Boyd acquired the outstanding membership interests of the divestiture subsidiaries and certain other assets primarily related to the business of the divestiture subsidiaries and assume certain other liabilities related to the business of the divestiture subsidiaries. Immediately following the Boyd Divestitures, Boyd owns 100% of the outstanding membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles, Ameristar Kansas City, Belterra Resort, and Belterra Park.
The unaudited financial condensed consolidated combined information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the divestiture properties and includes the necessary reclassifications to conform to Penn historical presentation, where applicable.